NEWS	Fonar Corporation
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 13485 Company
Director of Communications	Melville, New York 11747
E-mail: investor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1772

FONAR BOARD OF DIRECTORS ANNOUNCES RECEIPT OF NON-BINDING “TAKE PRIVATE” PROPOSAL

MELVILLE, NEW YORK, July 9, 2025 – FONAR Corporation (NASDAQ-FONR) (“FONAR”), The Inventor of MR Scanning™, today announced that its board of directors (the “Board”) received a preliminary, non-binding proposal letter, dated July 7, 2025 from a Proposed Acquisition Group led by Timothy Damadian and consisting of certain members of the management team and Board of Directors of FONAR Corporation and third parties, to acquire all of the outstanding capital stock of FONAR not currently owned by the Proposed Acquisition Group, at a price per share anticipated to be “at a premium of no less than 10% to the average closing market price of FONAR’s common stock for the 90 trading days immediately preceding July 1, 2025”. The letter states that the Proposed Acquisition Group currently beneficially owns approximately 5.01% of the outstanding FONAR Stock.

The Board has established a special committee consisting of independent and disinterested directors of the Board, who will carefully review the proposal to determine the course of action that is in the best interests of The Company and all shareholders. No action is required by FONAR shareholders at this time.

FONAR cautions its shareholders and others considering trading in FONAR’s securities that FONAR has only recently received the proposal letter and has not had an opportunity to carefully review and evaluate the proposal or make any decision with respect to FONAR’s response to the proposal. The proposal constitutes only an indication of interest by the Proposed Acquisition Group and does not constitute a binding commitment.

There can be no assurance that the Company will pursue this transaction or other strategic outcome, or that a proposed transaction will be approved or consummated. No agreement, arrangement or understanding between FONAR and the Proposed Acquisition Group relating to any proposed transaction will be created unless definitive documentation is executed and delivered by the appropriate parties.

FONAR does not undertake any obligation to provide any updates with respect to this or any other transaction, or to provide any additional disclosures to reflect subsequent events, new information or future circumstances, except as required under applicable law.

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About FONAR

FONAR, The Inventor of MR Scanning™, located in Melville, NY, was incorporated in 1978, and is the first, oldest and most experienced MRI Company in the industry. FONAR went public in 1981 (Nasdaq:FONR). FONAR sold the world’s first commercial MRI to Ronald J. Ross, MD, Cleveland, Ohio. It was installed in 1980. Dr. Ross and his team began the world’s first clinical MRI trials in January 1981. The results were reported in the June 1981 edition of Radiology/Nuclear Medicine Magazine and the April 1982 peer-reviewed article in the Journal Radiology. The technique used for obtaining T1 and T2 values was the FONAR technique (Field fOcusing Nuclear mAgnetic Resonance), not the back projection technique. www.fonar.com/innovations-timeline.html.

FONAR’s signature product is the FONAR UPRIGHT® Multi-Position™ MRI (also known as the STAND-UP® MRI), the only whole-body MRI that performs Position™ Imaging (pMRI™) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT® Multi-Position™ MRI often detects patient problems that other MRI scanners cannot because they are lie-down, “weightless-only” scanners. The patient-friendly UPRIGHT® MRI has a near-zero patient claustrophobic rejection rate. As a FONAR customer states, “If the patient is claustrophobic in this scanner, they’ll be claustrophobic in my parking lot.” Approximately 85% of patients are scanned sitting while watching TV.

FONAR has new works-in-progress technology for visualizing and quantifying the cerebral hydraulics of the central nervous system, the flow of cerebrospinal fluid (CSF), which circulates throughout the brain and vertebral column at the rate of 32 quarts per day. This imaging and quantifying of the dynamics of this vital life-sustaining physiology of the body’s neurologic system has been made possible first by FONAR’s introduction of the MRI and now by this latest works-in-progress method for quantifying CSF in all the normal positions of the body, particularly in its upright flow against gravity. Patients with whiplash or other neck injuries are among those who will benefit from this new understanding.

FONAR’s primary source of income and growth is attributable to its wholly-owned diagnostic imaging management subsidiary, Health Management Company of America (HMCA) www.hmca.com.

FONAR’s substantial list of patents includes recent patents for its technology enabling full weight-bearing MRI imaging of all the gravity sensitive regions of the human anatomy, especially the brain, extremities and spine. It includes its newest technology for measuring the Upright cerebral hydraulics of the cerebrospinal fluid (CSF) of the central nervous system. FONAR’s UPRIGHT® Multi-Position™ MRI is the only scanner licensed under these patents.

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UPRIGHT®, and STAND-UP® are registered trademarks. The Inventor of MR Scanning™, CSP™, MultiPosition™, UPRIGHT RADIOLOGY™, pMRI™, CFS Videography™, Dynamic™ and The Proof is in the Picture™, are trademarks of FONAR Corporation.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.